Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

SECOND QUARTER 2017 EARNINGS

Berwick, Pennsylvania – July 31, 2017 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $1,919,000 for the three month period ended June 30, 2017 and net income of $4,205,000 for the first six months of 2017. Earnings per share were $0.34 in the second quarter of 2017 and $0.74 in the first half of the year, while dividends totaled $0.27 per share and $0.54 for the three and six months ended June 30, 2017, respectively.

Through the first six months of 2017, net income declined by $462,000 as compared to the same period in 2016. The decline was driven primarily by an increase in interest expense. Interest on deposits and interest on borrowings rose as a result of the recent increases in short-term interest rates as the Federal Reserve has raised rates twice in 2017. Total interest expense was higher by $451,000 in the first six months of the year versus 2016.

The provision for loan losses declined significantly from $567,000 in the first half of 2016 to $83,000 in the first half of 2017. Asset quality measures improved through the first half of the year.

Total non-interest income rose by $67,000, or 2.3% for the six months ended June 30, 2017. Trust department income and service charges and fees both increased, as did net investment securities gains. Gains on sales of residential mortgage loans and retail investment income were both lower in the first half of 2017 as compared to the same period last year. Total non-interest expense rose as the bank added new sales positions in the commercial and residential mortgage lending areas. Income tax expense was lower due to higher levels of tax-free interest income.

Total assets increased to $1,005,424,000 at June 30, 2017, primarily as a result of an increase in investment securities and loans. These increases were funded by an increase in both deposits and borrowings at June 30, 2017 versus June 30, 2016. Stockholders’ equity decreased by 2.4%, or $2,838,000, at June 30, 2017 as compared to June 30, 2016, due primarily to a decrease in accumulated other comprehensive income, while retained earnings rose.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.